Issuer Free Writing Prospectus dated April 1, 2024 filed

pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated April 1, 2024 and the Prospectus dated December 7,

2022 Registration No. 333-268704

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	5.550% Senior Notes due 2029 (the “2029 Notes”)
5.950% Senior Notes due 2034 (the “2034 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	April 1, 2024

Settlement Date:	April 4, 2024 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
MUFG Securities Americas Inc.
Truist Securities, Inc.
Academy Securities, Inc.
Blaylock Van, LLC
Loop Capital Markets LLC

Terms Applicable to

5.550% Senior Notes due 2029

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	July 15, 2029

Public Offering Price:	99.955%, plus accrued and unpaid interest, if any, from April 4, 2024

Benchmark Treasury:	4.125% due March 31, 2029

Benchmark Treasury Price and Yield:	99-02+; 4.332%

Spread to Benchmark Treasury:	+123 bps

Yield to Maturity:	5.562%

Coupon:	5.550%

Interest Payment Dates:	January 15 and July 15 of each year, commencing on July 15, 2024

Day Count Convention:	30 / 360

Optional Redemption:	Par call on June 15, 2029 (the date that is one month prior to the stated maturity date). Prior to the par call date, make-whole at T+20 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XEU6 / US37045XEU63

Terms Applicable to

5.950% Senior Notes due 2034

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	April 4, 2034

Public Offering Price:	99.978%, plus accrued and unpaid interest, if any, from April 4, 2024

Benchmark Treasury:	4.000% due February 15, 2034

Benchmark Treasury Price and Yield:	97-13+; 4.323%

Spread to Benchmark Treasury:	+163 bps

Yield to Maturity:	5.953%

Coupon:	5.950%

Interest Payment Dates:	April 4 and October 4 of each year, commencing on October 4, 2024

Day Count Convention:	30 / 360

Optional Redemption:	Par call on January 4, 2034 (the date that is three months prior to the stated maturity date). Prior to the par call date, make-whole at T+25 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045XEV4 / US37045XEV47

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533, RBC Capital Markets, LLC at 1-866-375-6829, SMBC Nikko Securities America, Inc. at 1-888-868-6856 and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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